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SEPTEMBER 30, 2013 BARON FUNDS
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DISCLOSURE REGARDING THE APPROVAL OF THE INVESTMENT ADVISORY AGREEMENTS FOR
BARON ASSET FUND, BARON GROWTH FUND, BARON SMALL CAP FUND, BARON OPPORTUNITY FUND AND BARON FIFTH AVENUE GROWTH FUND, BY THE BOARD OF TRUSTEES (UNAUDITED)
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The Board of Trustees (the Board) of Baron Investment Funds Trust (the
Trust) met on May 7, 2013 to discuss the selection of BAMCO, Inc. (the
Adviser) as the investment adviser and the approval of the investment advisory agreements for Baron Asset Fund, Baron Growth Fund, Baron Small Cap Fund, Baron Opportunity Fund and Baron Fifth Avenue Growth Fund, (each a Fund and collectively, the Funds). The members of the Board who are not affiliated with the Trust (the Independent Trustees) met in a separate session to discuss and consider the renewal of the advisory agreement for the Funds. An independent consultant provided reports to the Board and attended the Board meeting. The Board received a substantial amount of information from the Adviser and from the consultant, and was advised by independent counsel. Based on its evaluation of this and other information, the Board, including a majority of the Independent Trustees, approved the continuation of the advisory agreements for the Funds for an additional one-year period. The Trustees considered a broad scope of information and their experiences, including the following, which they had considered in past years and remained, in their thinking, as material to their consideration:

1. NATURE, EXTENT AND QUALITY OF SERVICES

As part of their consideration of the nature, extent and quality of services provided by the Adviser, the Independent Trustees relied on the information they received at the Board meeting, as well as on the information they had considered in past years. In particular, the Board considered the following:
o Its confidence in the Advisers senior personnel, portfolio management, the financial condition of the Adviser and its affiliates and the Advisers available resources;

o The nature, quality and the level of long-term performance of the services provided by the Adviser, including: intensive devotion to research, selection of broker/dealers for Fund portfolio transactions, relationships with and supervision of third party service providers, such as the Funds custodian and transfer agent, the quality of shareholder reports, the ability to monitor adherence to investment guidelines and restrictions, the legal, accounting and compliance services provided to the Funds and the support services provided to the Board;

o The Advisers investment principles and processes and the historical performance of the Funds as compared to similar funds managed by other advisers and other funds managed by the Adviser over comparable periods;
o The total expense ratio of the Funds and comparisons to similar funds managed by other advisers over comparable periods: the management fee was relatively high, but the other expenses paid by the Funds generally were relatively low, when compared to their peers. In discussing the higher management fee, the Adviser noted its intense research process and adherence to its investment style;

o The costs of portfolio management, including the types of investments made for the Funds, the personnel and systems necessary for implementation of investment strategies, and the pre-tax profits realized by the Adviser and its affiliates from their relationship with the Funds; and

o Any additional services provided by the Adviser.

The Board concluded that the nature, extent and quality of the services provided by the Adviser to each Fund were appropriate and that each Fund was likely to continue to benefit from those services provided under the relevant advisory agreement with the Adviser.

2. INVESTMENT PERFORMANCE OF THE FUNDS AND THE ADVISER

As part of its consideration of the investment performance of the Funds and the Adviser, the Board took into account the analyses performed by and discussed with the independent consultant. The Board also considered the independent consultants risk-adjusted performance comparisons with comparable funds and comparisons of each Funds annualized total return over one-, three-, five- and ten-year periods, where applicable, against expense group and performance universe averages. After considering all the information, the Board concluded that the Adviser continued to invest in accordance with its long-standing principles and that each Funds more recent relative performance was consistent with expectations for the Advisers investment style under recent market conditions.

3. COSTS OF SERVICES PROVIDED AND PROFITS TO BE REALIZED BY THE ADVISER

The Board was provided with information from the Adviser and the independent consultant regarding the fees charged by the Adviser as compared to the fees charged by comparable funds. This information compared various fees and expenses, as well as the total expense ratios, of the Funds against the same fees, expenses and total expense ratios of other funds of similar size, character and investment strategies.

The Board considered comparisons of the advisory fees charged and services provided by the Adviser and its investment adviser affiliate to the Funds, subadvised accounts and separately managed accounts and a profitability analysis prepared by the Adviser. The Board considered that, while the advisory fees for the other clients are the same as, or lower than, the fees for the Funds, the Adviser or its affiliate performs significantly fewer services for those clients compared with those provided by the Adviser to the Funds. The Board considered benefits that accrue to the Adviser and its affiliates from their relationship with the Funds.

4. ECONOMIES OF SCALE AND BENEFITS TO INVESTORS

The Board considered the extent to which each Funds management fees reflected economies of scale for the benefit of Fund shareholders, noting the sharp decline in assets from their highs in 2007 and appreciating that the economies of scale analysis is predicated on increasing assets. The Board considered that, except for Baron Fifth Avenue Growth Fund, the Funds fee schedules do not have break points. The Board considered that the small- and mid-cap investment strategies require more attention by the Adviser than a strategy that involves other types of investing, particularly as the size of the assets under management increases. The Board considered that the Adviser was continuing to grow and upgrade its staff and invest in its business even during this recent period of declining assets and reduced revenues. The Board members reiterated their intention to continue to scrutinize the extent of economies of scale, asset growth and the Advisers plans to invest further to support the Funds. The Board concluded that approval of the management fee for each Fund was reasonable in light of the services provided as discussed at the meeting, including the Advisers investments in resources to support the Funds.

After due consideration of the above-enumerated factors and other factors it deemed relevant, the Board, including a majority of the Independent Trustees, approved the continuance of each Funds investment advisory agreement.
The Board of Trustees (the Board) of Baron Investment Funds Trust (the
Trust) met on August 19, 2013 to discuss the selection of BAMCO, Inc. (the Adviser) as the investment adviser and the approval of the investment advisory agreement for the Baron Discovery Fund (the Fund). The members of the Board who are not affiliated with the Adviser (the Independent Trustees) met in a separate session to discuss and consider the approval of the proposed advisory agreement for the Fund. The Board received a substantial amount of information from the Adviser and was advised by independent counsel. Based on its evaluation of this and other information, the Board, including a majority of the Independent Trustees, approved the advisory agreement for the Fund for an initial two-year period. The Trustees considered a broad scope of information and their experiences, including information presented in connection with the Board meeting held on May 7, 2013, as well as the following, which they had considered in past years and remained, in their thinking, as material to their consideration:

1. NATURE, EXTENT AND QUALITY OF SERVICES

As part of their consideration of the nature, extent and quality of proposed services to be provided by the Adviser, the Independent Trustees relied on the information they received at the Board meeting, as well as other information they received at the Board meeting held on May 7, 2013 and at other times. In particular, the Board considered the following:

o Its confidence in the Advisers senior personnel, portfolio management, the financial condition of the Adviser and its affiliates and the Advisers available resources;

o The nature, quality and the level of long-term performance of the services provided by the Adviser to the other Baron mutual funds, which were expected to be provided to the Fund, including: intensive devotion to research, selection of broker/dealers for portfolio transactions, relationships with and supervision of third party service providers, such as the custodian and transfer agent, the quality of shareholder reports, the ability to monitor adherence to investment guidelines and restrictions, the legal, accounting and compliance services to be provided to the Fund and the support services provided to the Board;

o The Advisers investment principles and processes and the Board members general understanding of historical performance of the other funds the Adviser advises as compared to similar funds managed by other advisers;

o The anticipated total expense ratio of the Fund. As with the Baron mutual funds considered at the Board meeting held on May 7, 2013, the Board understood that the management fee was relatively high. As before, they concluded that the higher management fee was justified given the Advisers highly research intensive process and highly disciplined adherence to its process.

o The costs of portfolio management, including the types of investments to be made for the Fund and the personnel and systems necessary for implementation of investment strategies; and

o Any additional services to be provided by the Adviser.
The Board concluded that the nature, extent and quality of the services to be provided by the Adviser to the Fund were appropriate and that it would likely benefit from those services to be provided under the advisory agreement with the Adviser.

2. COSTS OF SERVICES PROVIDED AND PROFITS TO BE REALIZED BY THE ADVISER

As part of its consideration of the cost of services to be provided, the Board examined the fees to be charged by the Adviser as compared to the fees charged by comparable funds.

The Board also considered the Advisers management fees for other public pooled investment vehicles for which the Adviser serves as a sub-adviser and the basis of compensation for separate accounts and private accounts managed by an affiliated adviser. As described at the Board meeting held on May 7, 2013, while the fees for the other funds and accounts are the same as, or lower than, the proposed fees for the Fund, the Adviser performs only portfolio management services for those clients and does not provide many of the other services to be provided to the Fund. The Board discussed and considered those other services, which include accounting, oversight of service providers, legal, regulatory, compliance, risk management and Trustee support.

In addition, the Board also considered the financial condition of the Adviser and its affiliates. Since the Fund is newly formed, had not commenced operations and the eventual aggregate amount of its assets is uncertain, the Adviser was not able to provide the Board with specific information concerning the cost of services to be provided and the expected profits to be realized by the Adviser and its affiliate from their relationships with the Fund.

The Board concluded that the proposed management fee was reasonable in light of the services to be provided.

3. ECONOMIES OF SCALE AND BENEFITS TO INVESTORS

Since the Fund is newly formed, had not commenced operations and the eventual aggregate amount of the Funds assets is uncertain, the Adviser was not able to provide the Board with specific information concerning the extent to which economies of scale would be realized as the Fund grows and whether fee levels would reflect such economies of scale, if any. It was agreed that the issue would be revisited no later than when the Board next reviewed the advisory fee in connection with the renewal of the advisory agreement for the Fund.

After due consideration, including in executive session, of the above-enumerated factors, among others, the Board, including a majority of the Independent Trustees, approved the Funds investment advisory agreement.

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